EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   PR Contact:        Paul Andrews, TelVue Corp.

800-885-8886 x102

pandrews@telvue.com

TelVue® Completes Debt Conversion Transaction & Reverse Stock Split

March 21, 2012 - (Mount Laurel, NJ) TelVue® Corporation (OTCQB: TEVE.PK), a leader in IP Television Broadcasting and Internet Video Streaming, announced today that the 1 for 200 (reverse) stock split in conjunction with a conversion of the Company’s debt to Common and Preferred Stock, both approved by the Stockholders at a Special Meeting on March 12, 2012, will become effective on 12:01 AM Eastern Time on Thursday March 22, 2012. For the 20 business days following the effective date of the reverse split, TelVue’s Common Stock will be eligible for quotation under the ticker symbol TEVED.PK, after which time its ticker will revert to TEVE.PK.

At the effective time of the Reverse Split on March 22, 2012, TelVue’s capital restructuring will be complete. The first step in the restructuring was the March 16, 2012 conversion of $25,862,082 of debt and accrued interest held by H.F. “Gerry” Lenfest, TelVue’s Chairman and majority stockholder, into 73,891,663 shares of TelVue Common Stock, and the conversion of $5,000,000 of debt, designed to fund TelVue continued product development, and also held by Mr. Lenfest, into TelVue Series A Convertible Preferred Stock. These conversions eliminated all of the Company’s debt and accrued interest owed to Mr. Lenfest. As a result of the conversion of debt into Common Stock, TelVue’s issued and outstanding shares of Common Stock increased to 123,074,807. The Reverse Split will reduce the issued and outstanding Common Stock to approximately 615,374, and it will reduce the number of authorized shares of Common Stock from 600,000,000 to 3,000,000.

“The Board of Directors and Stockholders votes of confidence have been very encouraging and now that the conversion is complete, TelVue is on a stronger financial footing,” said Jesse Lerman, TelVue’s President and Chief Executive Officer. “This will accelerate our product development and should give our current and potential customers confidence in our expanding array of traditional and Cloud-based broadcast services.”

“As a result of the Reverse Split, every two hundred (200) shares of TelVue Common Stock will be combined into one (1) share of TelVue Common Stock. The Reverse Split affects all of the Company’s Common Stock issued and outstanding as well as the number of shares of Common Stock available for issuance under the Company’s equity incentive plans. In lieu of fractional shares to which a holder of the Company’s Common Stock would otherwise be entitled as a result of the Reverse Split, the Company’s transfer agent will pay cash in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable.

About TelVue® Corporation

TelVue® Corporation is a broadcast technology innovator and leader that helps video broadcasters automate their channels, expand their audiences across multiple screens, and broaden their ability to monetize their content. TelVue’s professional quality broadcast equipment and cloud video services include digital broadcast servers, live Internet streaming, IP video on demand (VOD), multi-user contribution and transcoding, and web-based digital signage. TelVue® serves the local origination and leased access needs for 8 of the top 10 Cable and Telco MSOs, powers over 1,000 PEG channels, and delivers local programming to over 30 million households. For more information on TelVue®, please visit http://www.TelVue.com